Exhibit 13(a)(4)(i) to Form N-CSR

On May 20, 2020, Deloitte & Touche LLP (“Deloitte & Touche”) resigned as the independent registered public accounting firm for Broadstone Real Estate Access Fund (the “Fund”), and upon the recommendation of the Audit Committee, the Board of Trustees of the Fund approved the engagement of PricewaterhouseCoopers, LLP (“PwC”) as the independent registered public accounting firm for the Fund for the fiscal year ending September 30, 2020.

During the period from October 5, 2018 (commencement of operations) to September 30, 2019, and the subsequent interim period through May 19, 2020, there were no (1) disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche, would have caused Deloitte & Touche to make reference to the subject matter of the disagreement in their reports, or (2) reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

The audit report of Deloitte & Touche on the Fund’s consolidated financial statements as of September 30, 2019 and for the period from October 5, 2018 (commencement of operations) to September 30, 2019 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

The Company has provided Deloitte & Touche with a copy of the disclosures it is making in this Form N-CSR prior to its filing with the Securities and Exchange Commission (“SEC”), and has requested Deloitte & Touche to furnish the Company with a letter addressed to the SEC stating whether or not it agrees with the statements made herein, and if not, stating the reasons for their disagreement. A copy of Deloitte & Touche’s letter, dated December 4, 2020, is attached as Exhibit 13(a)(4)(ii) to Form N-CSR.

During the period from October 5, 2018 (date of commencement) to September 30, 2019, and the subsequent interim period through May 19, 2020, neither the Fund nor anyone on its behalf has consulted PwC regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund’s consolidated financial statements, where either a written report or oral advice was provided to the Fund that PwC concluded was an important factor considered by the Fund in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

December 4, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Exhibit 13(a)(4)(i) of Broadstone Real Estate Access Fund’s Form N-CSR dated December 4, 2020, and have the following comments:

1.We agree with the statements made in the first, second, third and fourth paragraphs.

2.We have no basis on which to agree or disagree with the statements made in the fifth paragraph.

Yours truly,

/s/ DELOITTE & TOUCHE LLP